EXHIBIT 99.1

ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU COMPLETES PRIVATE PLACEMENT

Addison, Texas, December 7, 2006, ULURU INC. (ULUR) today announced that it has completed a Private Placement of approximately 47 million shares of its common stock at a purchase price of $0.95 per share, for an aggregate purchase price of $44.7 million. Of the aggregate purchase price, $38.5 million was paid in cash and $6.2 million was paid via cancellation of existing secured convertible debentures.

In connection with the Private Placement, ULURU also entered into a Repayment Agreement with its existing secured convertible debenture holders. Under this agreement, ULURU retired all of its existing secured convertible debentures by payment to the holders of $13 million in cash and the issuance to the holders of $6.2 million in common stock at the Private Placement per share purchase price.

The securities sold have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements. ULURU has agreed to file a registration statement for the resale of the newly issued shares with the Securities and Exchange Commission within 10 days of the closing. Blue Trading Inc. acted as the principal sales agent for the transaction.
The proceeds from this financing will provide the resources to enable the company to implement its commercialization strategy. The company plans to commercialize three products in 2007, including the launch of its first advanced wound care dressing.

Commenting on the Private Placement, Kerry P. Gray, President and CEO of ULURU Inc. stated “This funding gives the company the necessary financial resources to execute our business plan. It is anticipated that this transaction will enable the company to generate positive cash flow in 2007. We have an exciting product development pipeline in wound care, oral care and aesthetic augmentation, which we now, expect to be able to rapidly advance through development to the market.”

About ULURU Inc.:
ULURU Inc. is an emerging specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative transmucosal delivery system and Hydrogel Nanoparticle Aggregate technology.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to the achievement of positive cash flow, our ability to implement our commercialization strategy, our ability to launch our wound care product in 2007 and the risks and uncertainties associated with product development activities . These statements are subject to numerous risks, including but not limited to the risks detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 and other reports filed by us with the Securities and Exchange Commission.